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                                                                   Exhibit 10.30


                                                                  CONFIDENTIAL


                          OPTION CONTINUATION AGREEMENT

         THIS OPTION CONTINUATION AGREEMENT (the "Agreement") is entered into by and between At Home Corporation, a Delaware corporation ("@Home") and Robert Tomasi, Jr. ("Employee") as of June 15, 1999 ( the "Effective Date").

         NOW, THEREFORE, the parties agree as follows:

1.       Obligations of @Home. @Home granted Employee a stock option to purchase
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400,000 shares of @Home Series A Common Stock (the "Original Option Shares")
with an exercise price of $18.4375 per share pursuant to a Stock Option Agreement dated November 25, 1997 (the "Original Grant"). @Home granted Employee a stock option to purchase 25,000 shares of @Home Series A Common Stock (the "Additional Option Shares") with an exercise price of $33.9375 per share pursuant to a Stock Option Agreement dated May 1, 1998 (the "Additional Grant"). In exchange for the promises set forth in this Agreement, the parties agree that the Original Option Shares and the Additional Option Shares (collectively, the "Option Shares") will continue to vest and become exercisable from July 1, 1999 (i.e. the day after Employee ceases employment at @Home) through January 1, 2000 (the "Extended Vesting Period") in accordance with the vesting schedule set forth in the Original Grant and the Additional Grant, respectively (i.e. in both cases 2.083% per month). Accordingly, the parties agree that during the Extended Vesting Period, 50,001 Original Option Shares will vest and 4,165 Additional Option Shares will vest. Following the Extended Vesting Period, no further Option Shares shall vest; however, Employee may then exercise and purchase any of his vested Option Shares that he has not previously exercised until March 31, 2000. Employee acknowledges that any incentive stock options that he may hold will become nonqualified stock options if Employee exercises such stock options more than three months after the date that Employee is no longer employed by the Company. In all other respects, the Option Shares will continue to be subject to the terms of the Original Grant or the Additional Grant. Employee will not be entitled to any other shares of @Home's capital stock. @Home and Employee acknowledge and agree that the share numbers set forth in this Agreement will be adjusted to take into effect @Home's two-for-on stock split that will become effective on or about June 16, 1999.

2.       Obligations of Employee. In exchange for the benefits described in
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Section 1, Employee agrees to the following:

         a. Employee agrees to promptly provide @Home with any available information relating to work previously performed by Employee for @Home upon reasonable notice and request from @Home until January 1, 2000.

         b. Employee agrees that for a period of one (1) year beginning on July 1, 1999 and ending on June 30, 2000 that he will not recruit the services of any @Home employee, nor encourage or otherwise entice any @Home employee to terminate his or her employment.

3.       Confidentiality. Both parties agree that they will not disclose the
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terms of this Agreement to any other party except as required by law. This covenant of non-disclosure is a material inducement to each party for entering into this Agreement.
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4.      Arbitration.  Both parties agree that any dispute between them regarding
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any aspect of this Agreement or any of the terms or circumstances of Employee's employment with @Home or the termination of that employment will be resolved pursuant to confidential arbitration proceedings to be held in San Mateo County, California, in accordance with the rules of the American Arbitration
Association. The parties agree that the decision of the arbitrator will be final and binding upon the parties.

5.      Miscellaneous.  This Agreement will bind the parties and their
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respective legal representatives, successors and assigns. This Agreement will be governed by the laws of California. This Agreement may not be modified without the written consent of both parties. This Agreement contains the entire agreement and understanding between the parties with respect to this matter and supersedes all prior discussions, agreements, and understandings except as expressly provided herein. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties duly execute this Agreement as of the date first written above.


AT HOME CORPORATION

By:  /s/ LEILANI GAYLES                          /s/ ROBERT TOMASI, JR.
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   Leilani Gayles                             Robert Tomasi, Jr.
   Vice President, Human Resources